UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 6, 2025

EQUINIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-40205	77-0487526
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Lagoon Drive
Redwood City, California		94065
(Address of Principal Executive Offices)		(Zip Code)
(650) 598-6000
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001	EQIX	The Nasdaq Stock Market LLC
0.250% Senior Notes due 2027	N/A	The Nasdaq Stock Market LLC
1.000% Senior Notes due 2033	N/A	The Nasdaq Stock Market LLC
3.650% Senior Notes due 2033	N/A	The Nasdaq Stock Market LLC
3.250% Senior Notes due 2031	N/A	The Nasdaq Stock Market LLC
3.625% Senior Notes due 2034	N/A	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 6, 2025, the Talent, Culture and Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Equinix, Inc. (“Equinix”) approved the Equinix 2025 Annual Incentive Plan (the “2025 Plan”) for eligible employees of Equinix, including executive officers.

Under the 2025 Plan, an annual target bonus amount will be assigned to each executive officer and to the extent earned will be payable to the executive officer in fully vested restricted stock units (“RSUs”) under Equinix’s 2020 Equity Incentive Plan. This payment in fully vested RSUs for 2025 allows Equinix to retain more cash in the business to fund our investments and also aligns the executives’ incentives with our shareholders’ interests. For executive officers, awards will be capped at the maximum payout (132% of annual target bonus), with no greater payout for individual over-performance.

The actual annual bonus is determined on the basis of Equinix’s performance against revenue (weighted at 50%) and adjusted funds from operations per share of common stock outstanding (“AFFO/Share”) (weighted at 50%) goals, based on the Board-approved operating plan, adjusted from time to time throughout the plan year (the “Goals”). In addition, Equinix has included a strategic modifier (the “Strategic Modifier”) in the 2025 Plan for leaders at the VP level and above, including executive officers. Such Strategic Modifier is based on the level of achievement of goals relating (i) to the Equinix Fabric attach growth rate (weighted at 50%) and (ii) to environmental and social metrics across the areas of energy efficiency, renewable energy, science-based climate targets and increased internal hiring reflecting Equinix’s investment in career development (weighted at 50%, or 12.5% per measured metric). Equinix believes the Strategic Modifier supports and aligns executive compensation with key Equinix strategic priorities.

Performance may be adjusted for the impact of one-time events affecting the operating plan, including but not limited to expansion projects or acquisitions not contemplated in the approved operating plan, and for the impact of fluctuations in foreign currencies against the foreign currency rates applied in the operating plan. 100% of the 2025 Plan will be funded if the Goals are met. For every 1% below the Goal for revenue, the revenue portion of the bonus pool shall be reduced by 20%. For every 1% below the Goal for AFFO/Share, the AFFO/Share portion of the bonus pool shall be reduced by 20%, and for every 1% above the Goal for AFFO/Share, the AFFO/Share portion of the bonus pool shall be increased by 13.33% up to a maximum of 3% above Goal. No bonuses will be paid if either revenue or AFFO/Share are 95% or less of the Goals. To the extent the Goals are met, the Strategic Modifier will influence the final payout, either upwards or downwards by up to 10%, for leaders at the VP level and above, including executive officers.

In addition, in its discretion, the Committee may reduce or eliminate the actual award that otherwise would be payable under the 2025 Plan.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUINIX, INC.
DATE: February 11, 2025	By: /s/ KEITH D. TAYLOR Keith D. Taylor Chief Financial Officer